UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 3, 2010

Grubb & Ellis Apartment REIT, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	000-52612	20-3975609
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1551 N. Tustin Avenue, Suite 300, Santa Ana, California		92705
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	714-667-8252

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On June 3, 2010, we entered into the Second Amended and Restated Advisory Agreement with Grubb & Ellis Apartment REIT Advisor, LLC, our affiliated advisor. On the same date, we also entered into the First Amendment to Agreement of Limited Partnership of Grubb & Ellis Apartment REIT Holdings, L.P., our subsidiary operating partnership, with our advisor. The principal purposes of each amendment are to eliminate any compensation or remuneration payable by us or our operating partnership to our advisor or any of its affiliates in connection with any internalization of the management functions provided by our advisor in the future and to provide for the ability of our advisor to defer redemption of the special limited partnership units of our operating partnership in connection with certain terminations of the advisory agreement. Accordingly, our advisor will not be entitled to any distribution or payment solely due to an internalization of our advisor in connection with our conversion to a self-administered REIT. In connection with the termination of the advisory agreement other than due to a listing of the shares of our common stock on a national securities exchange, we may cause our operating partnership to redeem our advisor’s special limited partnership units for cash, units of limited partnership interest in our operating partnership or shares of our common stock, in an amount equal to what our advisor would have received pursuant to the incentive distribution upon sales if our operating partnership immediately sold all of its assets at fair market value.

In addition, our advisor may elect to defer its right to a redemption of its special limited partnership units in connection with the termination of the advisory agreement, other than due to a listing of the shares of our common stock on a national securities exchange, until either a listing or other liquidity event, including a liquidation, sale of substantially all of our assets or merger that results in a change of control of our company. If our advisor elects to defer the redemption and there is a listing of the shares of our common stock on a national securities exchange or another liquidity event, our advisor’s special limited partnership units will be redeemed for an amount equal to 15.0% of the amount, if any, by which (1) the fair market value of our assets (determined by appraisal as of the listing date or the date of the other liquidity event, as applicable) owned as of the termination of the advisory agreement, plus any assets acquired after such termination for which our advisor was entitled to receive an acquisition fee, or the included assets, less any indebtedness secured by the included assets, plus the cumulative distributions made by our operating partnership to us and the limited partners (other than our advisor) who received partnership units in connection with the acquisition of the included assets, from our inception through the listing date or the date of the other liquidity event, as applicable, exceeds (2) the sum of the total amount of capital raised from stockholders and the capital value of partnership units issued in connection with the acquisition of the included assets through the listing date or the date of the other liquidity event, as applicable, plus an amount equal to an annual 8.0% cumulative, non-compounded return on such gross proceeds and the capital value of such partnership units measured for the period from inception through the listing date or the date of the other liquidity event, as applicable.

The terms of the Second Amended and Restated Advisory Agreement and the First Amendment to Agreement of Limited Partnership of Grubb & Ellis Apartment REIT Holdings, L.P. were approved by our board of directors, including a majority of our independent directors, and were deemed reasonable in light of our investment performance, our net assets, our net income and the fees and expenses of other comparable unaffiliated real estate investment trusts, by our board of directors.

The material terms of the Second Amended and Restated Advisory Agreement and the First Amendment to Agreement of Limited Partnership of Grubb & Ellis Apartment REIT Holdings, L.P. are qualified in their entirety by the agreements attached as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Second Amended and Restated Advisory Agreement by and among Grubb & Ellis Apartment REIT, Inc. and Grubb & Ellis Apartment REIT Advisor, LLC, dated June 3, 2010

10.2 First Amendment to Agreement of Limited Partnership of Grubb & Ellis Apartment REIT Holdings, L.P., dated June 3, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Grubb & Ellis Apartment REIT, Inc.

June 3, 2010	By:	/s/ Stanley J. Olander, Jr.

Name: Stanley J. Olander, Jr.
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Second Amended and Restated Advisory Agreement by and among Grubb & Ellis Apartment REIT, Inc. and Grubb & Ellis Apartment REIT Advisor, LLC, dated June 3, 2010
10.2	First Amendment to Agreement of Limited Partnership of Grubb & Ellis Apartment REIT Holdings, L.P., dated June 3, 2010